Exhibit 99.1

Conference call:	Today, November 10, 2008 at 4:30 P.M. EST
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	212-231-2900 or 415-226-5363

Wave Q3 ‘08 Revenue Grew 6% to $1.8 Million as Q3 ‘08 Billings Rose 36% to $2.3 Million

Deferred Revenue Rises 78% Over Q2 2008 on Accelerating License Upgrade Sales

Lee, MA – November 10, 2008 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the third quarter (Q3) and nine months ended September 30, 2008 and reviewed recent corporate progress and developments.  Wave’s Q3 2008 net revenues rose 6% to $1,835,000, compared to Q3 2007 net revenues of $1,734,000, reflecting increased bundled software royalties, as well as growth in contribution from software license upgrades.

Reflecting continued increases in Wave’s software license activity, Q3 2008 billings, (a non-GAAP measure of demand, which reflects upgrade contracts signed during the period but which may be recognized over future periods), rose 36% to $2,297,000, versus Q3 2007 billings of $1,695,000.

As disclosed in its Q2 2008 news announcement, Wave’s software upgrade sales are being recorded as deferred revenue and recognized generally over a 365-day period.  As a result of this treatment and the additional growth in Wave’s upgrade sales in Q3, deferred revenue increased 78% or $462,000 to $1,050,000 in Q3 2008, compared to deferred revenue at June 30, 2008 of $589,000, which was $233,000 higher than the Q1 2008 level.  Gross profit for Q3 2008 rose, in both dollar amount and percentage terms, to $1,628,000 (88.7%), compared to $1,524,000 (87.9%) in Q3 2007.

As a result of higher levels of SG&A and R&D expense to support a growing base of sales activity, partners, customers and prospective customers, Wave reported a net loss of $5,605,000, or $0.10 per basic and diluted share, in Q3 2008, compared to a Q3 2007 net loss of $4,778,000 or $0.10 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the third quarters of 2008 and 2007 of 57,896,000 and 49,737,000, respectively.

As of September 30, 2008, Wave had total assets of $2,985,000.  Subsequent to the close of Q3 2008, Wave completed a $721,500 offering of Series J convertible preferred stock and began to implement a series of cost reduction measures aimed at reducing the Company’s ongoing operating expenses.

Steven Sprague, Wave’s President and CEO, commented, “As reflected in revenue, billings and deferred revenue in Q3, Wave continued to make progress in expanding its base of customer installations both on a bundled and upgrade basis, despite growing global economic challenges.  Among the highlights in Q3 was Wave’s role in Dell’s largest-ever product launch: the Latitude E-Series notebooks in late September.  This new PC line integrates Wave’s EMBASSY® client software within Dell’s new ControlPoint application, giving users a set of robust tools for managing a wide array of embedded security, from Trusted Platform Modules (TPMs) to fingerprint sensors.  As we have previously reported, under our arrangement with Dell, Wave will now begin to receive higher per-unit royalties on shipments of those products.  Wave anticipates beginning to record bundling revenues from the E-Series product line in Q4. Going forward, we believe that our inclusion on these platforms, combined with the higher per-unit bundling royalty, will benefit our financial performance in Q4 and subsequent quarters.  Further, as we announced earlier today, our partner Seagate is now providing its higher-capacity FDE drives as an upgrade option on the E-Series.  These drives are bundled with Wave software and should represent additional revenue opportunities for Wave.

“In Q3, we also continued to see evidence of the industry’s growing adoption of hardware-based security solutions.  Toshiba became the second major drive manufacturer to develop a full disk encryption line.  Wave began demonstrating development versions of its ETS and ERAS software for these new Toshiba drives.  We have also showcased advanced security solutions that employ our software and Intel’s vPro™ technology.  We believe Intel’s integration of TPM functionality into the chipset, forming an ‘iTPM’, could have an important impact on industry adoption of the TPM technology.  After more than a year-and-a-half of development work by Wave, Intel began shipping the first desktop boards with vPro technology, bundled with our software.

“Further expanding our PC OEM base, Wave has completed an important agreement with Acer, the world’s third-largest PC vendor, who has selected Wave’s ETS software to bundle with its new Veriton™ 670 business PCs.  Initial shipments by Acer are projected to begin before year-end.  Given Acer’s global presence, and particularly its strength in Asia, we are excited about continuing to develop this relationship.”

Summary of recent progress/developments:

Wave Supports Seagate’s New Faster, Higher Capacity Self-Encrypting Drives Shipping on Dell E-Series Notebooks: In early November, Wave announced the availability of enhanced versions of its EMBASSY® Trusted Drive Manager (TDM) and EMBASSY® Remote Administration Server (ERAS) to enable security features on Seagate’s new 7200 and 5400 line of self-encrypting drives, shipped on Dell’s new E-Series notebook PCs.  Wave’s trusted computing software supports secure Windows standby mode, pre-boot authentication, single sign-on and Windows password synchronization.

Wave EMBASSY® Software is Now Available on Intel® Desktop Boards Featuring iTPM: In early November, Intel® Desktop Boards DQ45CB and DQ45EK began shipping with an OEM version of EMBASSY® Trust Suite.  The Desktop Boards include Intel’s® integrated Trusted Platform Module (iTPM), which acts as a tamper-resistant storage vault for user credentials, providing improved data protection and strong, multi-factor authentication for network access.  The Boards are designed for “white box” PC OEMs.

 Acer Unveils Line of Business Desktop PCs with Wave Software:  In mid-October, Wave completed a license agreement with Acer, the world’s third-largest PC vendor, to bundle Wave EMBASSY® software with the new Veriton™ 670 business PCs. Shipments in EMEA and APAC are expected by the end of Q4, and in the U.S. next year.  The motherboards on the Acer desktops feature an iTPM.

Wave Introduces Enhancements to its Electronic Signature and Vaulting Software for the Mortgage Industry: In mid-October, Wave’s eSign division announced enhancements to its eSign Transaction Management Suite (eTMS), offering mortgage lenders a complete solution from origination to closing that address many shortcomings of traditional paper processing. Lenders can now securely deliver, track and sign disclosure and closing documents electronically. Closing documents can now be signed and notarized in a secure environment, with each note being registered through the Mortgage Electronic Registry System (MERS®), the industry-endorsed system for electronically tracking mortgage ownership and servicing rights.

Wave’s eSign Transaction Management Suite (eTMS) Licensed by a Major UK Bank and Mortgage Lender: In September, Wave’s eSign division licensed its eTMS software suite to a leading UK bank/mortgage lender for their use in streamlining the processing of online applications for consumer accounts. The integration of eTMS will allow online applications to be signed and processed electronically in a matter of minutes.

Wave Showcases a Data Theft Protection Solution Using Intel® Anti-Theft Technology: At IDF in mid-August, Wave demonstrated a data theft protection and remote, out-of-band management solution for platforms with Intel® vPro™ technology for enterprise and small to-mid-sized businesses (SMB). Wave showcased pre-production management and data protection capabilities for platforms with Intel® Anti-Theft Technology - advanced, integrated hardware-based security technology - using Wave’s EMBASSY® Remote Administration Server (ERAS) and its client EMBASSY® Trusted Drive Manager (TDM).

Wave Demonstrates Strong Wireless Network and VPN Security using Intel® vPro™ Technology: At IDF, Wave also showed how enterprises can strengthen and simplify their existing wireless and virtual private network (VPN) security by harnessing the built-in technology on platforms featuring Intel® vPro™ technology.  The demonstration illustrated how enterprises can reduce expenses relating to tokens, smart cards or complex authentication schemes by deploying PC platforms with Intel® vPro™ technology, in combination with Wave’s EMBASSY® software.

Wave and Toshiba Partner to Develop Full Disk Encryption Solution for Mobile PCs: In mid-August, Wave partnered with Toshiba in support of Toshiba’s hard disk drive (HDD) encryption technology.  The full disk encryption solution integrates Toshiba’s HDD and an enhanced version of Wave’s TDM and ERAS products for the management and administration of encrypting hard drives.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry-standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on well over 100 million PCs and are standard equipment on an increasing number of enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995.  This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

All brands are the property of their respective owners.

Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy

Wave Systems Corp.

Jaffoni & Collins, Inc.

413-243-1600	212-835-8500
info@wavesys.com	wavx@jcir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net revenues:
Licensing	$1,821,225	$1,716,878	$5,442,830	$4,353,815
Services	13,482	17,371	76,249	77,826
Total net revenues	1,834,707	1,734,249	5,519,079	4,431,641
Cost of sales:
Licensing	198,354	199,104	567,222	558,669
Services	8,614	11,184	56,797	21,393
Total cost of sales	206,968	210,288	624,019	580,062
Gross profit	1,627,739	1,523,961	4,895,060	3,851,579
Operating expenses:
Selling, general, and administrative	4,048,641	3,707,498	12,574,992	11,093,101
Research and development	3,177,408	2,724,857	9,590,608	7,687,312
Total operating expenses	7,226,049	6,432,355	22,165,600	18,780,413
Operating loss	(5,598,310)	(4,908,394)	(17,270,540)	(14,928,834)
Other income (expense):
Interest income	1,395	130,694	23,682	264,840
Interest expense	(7,817)	—	(7,817)	—
Total other income (expense)	(6,422)	130,694	15,865	264,840
Net loss	$(5,604,732)	$(4,777,700)	$(17,254,675)	$(14,663,994)
Loss per common share – basic and diluted	$(0.10)	$(0.10)	$(0.32)	$(0.32)
Weighted average number of common shares outstanding during the period	57,896,307	49,736,556	54,261,426	45,636,775

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$696,847	$3,714,030
Accounts receivable, net of allowance for doubtful accounts of $-0- at September 30, 2008 and December 31, 2007	933,389	1,165,385
Prepaid expenses	255,366	339,342
Total current assets	1,885,602	5,218,757
Property and equipment, net	961,346	682,512
Other assets	138,064	136,587
Total Assets	2,985,012	6,037,856

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	6,604,002	3,253,320
Current portion of capital lease payable	65,039	—
Deferred revenue	1,050,560	289,025
Total current liabilities	7,719,601	3,542,345
Long-term portion of capital lease payable	260,101	—
Total liabilities	7,979,702	3,542,345

Stockholders’ Equity (Deficit):
8% Series I Preferred stock, $.01 par value. Authorized 2,000 shares; 220 shares issued and outstanding at liquidation preference in 2008 and -0- in 2007	2	—
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 58,527,767 shares issued and outstanding in 2008 and 49,744,327 in 2007	585,278	497,443
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 38,232 shares issued and outstanding in 2008 and 2007	382	382
Capital in excess of par value	335,157,973	325,481,336
Accumulated deficit	(340,738,325)	(323,483,650)
Total Stockholders’ Equity (Deficit)	(4,994,690)	2,495,511
Total Liabilities and Stockholders’ Equity	$2,985,012	$6,037,856

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Total net revenues	$1,834,707	$1,734,249	$5,519,079	$4,431,641
Increase (decrease) in deferred revenue	461,921	(39,448)	761,535	73,793

Total billings (Non-GAAP)	$2,296,628	$1,694,801	$6,280,614	$4,505,434

Non-GAAP Financial Measures:

As supplemental information, we provide a non-GAAP performance measure that we refer to as total billings.  This measure is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in demand for our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.